PACIFIC INTERNATIONAL SERVICES CORP.

                                OFFER TO EXCHANGE

                     $5,250,000 IN PRINCIPAL AMOUNT OF ITS
            10% CONVERTIBLE SUBORDINATED DEBENTURES
                    DUE SEPTEMBER 1, 2007

To Our Clients:

     Enclosed for your consideration are the Offer to Exchange, dated October 31, 1995, and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by Pacific International Services Corp., a California corporation (the "Company"), to exchange $5,250,000 in principal amount of its 10% Convertible Subordinated Debentures Due September 1, 2007 (the "Debentures"). Pursuant to such Offer the Company will exchange for each $1.00 in face amount of the Debentures that is tendered and accepted, upon and subject to the terms and conditions of the Offer, $0.50 in cash (the "Cash Payment"),
 .769505 shares of the Company's common stock $0.10 stated value (the "Common Stock"), and a proportionate share of new debentures (the "New Debentures") of the Company in an aggregate principal amount equal to $1,050,000 less the principal amount of Debentures not so tendered and less the amount, if any, of a new promissory note which may be issued to Dollar Systems, Inc., as part of the sale by the Company of substantially all of the assets and certain of the liabilities comprising the Company's vehicle rental division. The Company will not accept for tender less than $4,988,000 in face amount of outstanding Debentures and will accept up to 100% of the outstanding Debentures. Debentures must be tendered in integral multiples of $1,000. Accrued interest will not be
paid on  the  Debentures tendered  and  accepted.   All  Debtholders who  tender
Debentures and whose Debentures are accepted for exchange by the Company shall be deemed to have waived, with respect to those Debentures accepted for exchange, all existing defaults and all consequences of such defaults under the Indenture dated September 1, 1987 between the Company and Chemical Trust Company of California (as successor trustee to Manufacturers Hanover Trust Co. of California) as Trustee, as amended. The Cash Payment, the .769505 shares of the Common Stock, and the issuance of the New Debentures are collectively referred to as the "Purchase Price".

     We are the holder of record of Debentures held for your account. As such, we are the only ones who can tender your Debentures, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Debentures we hold for your account.

     Please instruct us as to whether you wish us to tender any or all of the Debentures we hold for your account upon and subject to the terms and conditions of the Offer.

     We call your attention to the following:

     1. The Offer is conditioned on at least $4,988,000 in principal amount of Debentures being tendered.

     2. The Offer, proration period, and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, November 29, 1995, unless the Company extends the Offer.

     3. The Offer is for $5,250,000 in principal amount of Debentures, constituting 100% of the Debentures outstanding as of October 27, 1995.

     4. Tendering holders of Debentures will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the Company's exchange of Debentures pursuant to the Offer.

     5. The principal amount of Debentures tendered must be an integral multiple of $1,000.

     If you wish to have us tender any or all of your Debentures, please so instruct us by completing, executing, and returning to us the attached instruction form. An envelope to return your instructions to us is enclosed. If you authorize us to tender your Debentures, we will tender all such Debentures unless you specify otherwise on the attached instruction form.

     YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 29, 1995, UNLESS THE COMPANY EXTENDS THE OFFER.

     The Company is not making the Offer to, nor will it accept tenders from or on behalf of, holders of Debentures in any jurisdiction in which the Offer or its acceptance would violate the securities, Blue Sky or other laws of such jurisdiction. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                                  INSTRUCTIONS
                      WITH RESPECT TO THE OFFER TO EXCHANGE
                        $5,250,000 IN PRINCIPAL AMOUNT OF
                     10% CONVERTIBLE SUBORDINATED DEBENTURES
                              DUE SEPTEMBER 1, 2007
                                       OF
                      PACIFIC INTERNATIONAL SERVICES CORP.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange dated October 31, 1995, and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by Pacific International Services Corp., a California corporation (the "Company"), to exchange $5,250,000 in principal amount of its 10% Convertible Subordinated Debentures Due September 1, 2007 (the "Debentures"). The undersigned further acknowledges that each $1.00 in face amount of Debentures will be exchanged for $0.50 in cash (the "Cash Payment"), and .769505 shares of the Company's common stock $0.10 stated value (the "Common Stock"), and a proportionate share of new debentures (the "New Debentures") of the Company in an aggregate principal amount equal to $1,050,000 less the principal amount of Debentures not so tendered and less the amount, if any, of a new promissory note which may be issued to Dollar Systems, Inc., as part of the sale by the Company of substantially all of the assets and certain of the liabilities comprising the
Company's vehicle rental division. Accrued interest will not be paid on the Debentures tendered and accepted. The undersigned agrees that if any of the Debentures tendered hereby are accepted for exchange, then, with respect to those Debentures exchanged, the Debtholder hereby waives all existing defaults and all consequences of such defaults under the Indenture dated September 1, 1987 between the Company and Chemical Trust Company of California (as successor trustee to Manufacturers Hanover Trust Co. of California) as Trustee, as amended. The Cash Payment, the .769505 shares of the Common Stock, and the issuance of the New Debentures are collectively referred to as the "Purchase Price".

     The undersigned hereby instruct(s) you to tender to the Company the principal amount of Debentures indicated below or, if no amount is indicated, all Debentures you hold for the account of the undersigned, upon and subject to the terms of the Offer.

     Aggregate amount of Debentures to be tendered by you for us:*

                $               in principal amount of Debentures


                          Signature Box
   Signature(s)
   Dated
   Name(s) and Address(es) (Please Print)
   Area Code and Telephone Number
   Taxpayer Identification or Social Security
      Number________________________


* Unless otherwise indicated, it will be assumed that all of the Debentures held for the account of the undersigned are to be tendered.